Exhibit 99.1

PRESS RELEASE
Contacts:	Mel Payne, Chairman & CEO Joe Saporito, CFO Carriage Services, Inc. 713-332-8400

Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E 713-529-6600

CARRIAGE SERVICES REPORTS FOURTH QUARTER
AND YEAR END RESULTS
Fourth quarter earnings of $0.08 per diluted share
2003 earnings before special items of $0.35 per diluted share
Free cash flow from operations of $8.5 million for the year 2003
Company provides 2004 outlook

FEBRUARY 19, 2004 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) today reported financial results for the quarter and year ended December 31, 2003. Results for the fourth quarter 2003 versus previous estimates were as follows:

•                  Revenues of $38.5 million compared to previous estimates of $37 to $42 million

•                  EBITDA of $9.4 million compared to previous estimates of $8 to $10 million (A reconciliation of EBITDA to reported earnings is located at the end of this press release)

•                  Diluted EPS of $0.08 compared to previous estimates of $0.08 to $0.13

“Challenging business conditions continued in the fourth quarter of 2003 but meaningfully improved in the latter portion of the quarter. Results for the months of October and November were below our expectations because the low volume of funerals continued from the third quarter. December was above our expectations because of a significant increase in year-over-year funerals and there were higher preneed cemetery revenues,” stated Melvin C. Payne, Chairman and Chief Executive Officer.

“Diluted earnings per share declined to $0.08 in the current year quarter from $0.10 per share for the fourth quarter of 2002 on a GAAP basis, and $0.11 per share if you add back special charges and other items for that period. The decline for the quarter was primarily due to the decline in gross margin from 27.4 percent to 25.5 percent as we were not able to reduce costs and expenses as our revenues declined,” stated Mr. Payne.

“During the fourth quarter, we continued to generate free cash flow from operations in excess of net income,” continued Mr. Payne. “Carriage defines free cash flow as cash flow provided by operating activities less all capital expenditures. For the quarter, Carriage generated $3.3 million of free cash flow, which included the benefit from deferring the interest payments of $1.7 million on the TIDES preferred securities, as compared to $1.4 million of net income. This cash flow, combined with other sources of cash, enabled us to reduce debt in the fourth quarter by $4.3 million to $135.5 million, which is within the range of our previous estimate.”

Additional cash flow was generated during the fourth quarter of 2003 when the Company sold a tract of real estate for approximately $0.7 million and recorded a nominal gain. Capital expenditures during the fourth quarter of 2003 totaled $1.1 million. Interest expense for the fourth quarter of 2003 was $0.8 million less than the prior year quarter due primarily to the year-over-year reduction in total debt of $13.6 million and lower rates on the Company’s floating rate bank credit facility. Income taxes were recorded at the total effective rate of 37.5 percent during the fourth quarter of 2003 compared to 38.5 percent for the fourth quarter of 2002.

For the year, revenues were $150.8 million, EBITDA totaled $39.4 million and diluted earnings per share before special items were $0.35, all within the range of management’s estimates. Revenues were down 2 percent for the year as compared to the previous year. Diluted earnings per share for the year 2003, including the impact of all special items, totaled $0.37 compared to $0.43 (excluding a first quarter 2002 beneficial deferred tax adjustment for the year 2002). The primary contributor to the decline in earnings for the year was funeral costs and expenses which increased 1.5 percent for the year, even though revenues declined. Free cash flow from operations for the year 2003 totaled $8.5 million. Debt to total capitalization during the year declined to 40.8 percent at year end 2003 from 44.2 percent at December 31, 2002.

Funeral Operations

Key indicators for Carriage’s funeral operations and financial results for the fourth quarter when compared to the same period the previous year are as follows:

•                  Funeral revenues down slightly from $30.2 million to $29.8 million

•                  Same store funeral revenue increased 0.1 percent to $29.4 million

•                  Same store funeral contracts increased 2.4 percent, from 6,162 to 6,314

•                  Same store average revenue per contract decreased 2.3 percent, from $4,773 to $4,664

“While we continue to be challenged by competitive conditions in certain markets, the increase in same store volumes during the fourth quarter was very positive when compared to the national death rates, which we understand declined 2.6 percent, as adjusted, for the fourth quarter,” stated Mr. Payne. “However, we were disappointed that the average per contract declined 2.3 percent from the prior year quarter, primarily because of increases in the cremation rate and a preference for lower priced cremations.” Approximately 31.0 percent of the Company’s funeral revenue was generated from cremation services, as compared to 27.5 percent in the fourth quarter of last year. The average revenue per cremation service decreased by 3.1 percent when compared to the fourth quarter of last year to $2,264.

On a year-to-date basis, funeral revenue decreased 3.0 percent, from $119.3 million to $115.7 million. Same store revenue decreased 1.7 percent from $114.5 million to $112.6 million and consisted of a 2.3 percent decrease in same store contracts from 24,293 to 23,740 and a 0.6 percent increase in the same store revenue per contract from $4,713 to $4,743. Funeral costs and expenses increased $1.3 million year over year, primarily due to higher insurance, property taxes and bad debt expenses.

Cemetery Operations

Key indicators for Carriage’s cemetery operations and financial results for the fourth quarter when compared to the same period last year are as follows:

•                  Cemetery revenues declined 3.2 percent, from $9.0 million to $8.8 million

•                  Same store cemetery revenue also declined 3.2 percent

Cemetery revenues in the fourth quarter were negatively impacted by a $0.2 million decrease in trust fund earnings compared to the fourth quarter of 2002. Cemetery gross profit for the current year quarter declined by $0.5 million compared to the prior year quarter due primarily to the $0.3 million decrease in cemetery revenues and $0.3 million in expenses related to a retroactive reassessment of property taxes and professional fees incurred in protesting the valuations.

On a year-to-date basis, cemetery revenues have increased $0.2 million, or 0.6 percent, of which field operating revenue increased $0.7 million, or 2.4 percent, and financial revenue declined $0.5 million, or 13.3 percent. Field operating revenue benefited from a $0.4 million increase, or 3 percent, in at-need revenues and an increase in preneed property sales of $0.7 million, or 6 percent. The decline in financial revenues was primarily impacted by a $0.3 million decrease in earnings on perpetual care trust funds. Cemetery gross profit increased on a year-over-year basis by $0.4 million primarily due to lower bad debt expense in 2003.

Other

General and administrative costs increased $0.8 million in comparing the fourth quarter 2002 to fourth quarter 2003 and was essentially unchanged on a year-over-year basis. The largest portion of the quarterly increase related to higher professional fees (a portion of which related to Sarbanes-Oxley compliance), compensation costs and franchise taxes.

Interest expense decreased by approximately $0.8 million in the fourth quarter of 2003 compared to the fourth quarter of 2002 and decreased $1.9 million on a year-over-year basis due to the reduction in the outstanding balance on the Company’s revolving credit facility from $29.0 million to $21.1 million, paydowns totaling $5.7 million on the senior notes and other debt during 2003 and lower variable interest rates.

Throughout 2003, Carriage recorded income taxes at an effective tax rate of 37.5 percent, compared to an effective tax rate of 38.5 percent for 2002. As previously reported, special items in the 2002 year to date results included a $12.8 million ($0.73 per diluted share) benefit from the reversal of a deferred tax valuation allowance that was recorded in the first quarter of 2002. Actual income taxes paid in 2003 and 2002 totaled $0.1 million and $0.3 million, respectively, and were related to state income tax liabilities.

First Quarter and Full Year 2004 Outlook

For the first quarter of 2004, Carriage expects revenues to range between $39 million and $41 million, EBITDA to range between $11 million and $12 million, and earnings to range between $0.14 to $0.17 per share. Carriage expects revenues for the full year of 2004 to range between $150 million and $154 million, EBITDA to range between $39 million and $41 million, earnings to range between $0.38 to $0.43 per share and free cash flow to range between $14 and $17 million. We expect to reduce our debt from $135.5 million at year end 2003 to within a range of $114 to $118 million at year end 2004. The 2004 outlook assumes an increase of 1 percent in same store volumes for 2004 compared to 2003 and a 1.5 percent increase in the average revenue per funeral. Approximately half of the increase in diluted earnings per share compared to 2003 is attributable to anticipated lower interest expense and approximately half is attributable to improved performance anticipated in our funeral operations.

Based upon an extensive review of our funeral operations in the last half of 2003 by a group of our best operators under the leadership of Mel Payne, a number of operational changes were identified to grow our market share and improve operating and financial performance.

“During 2004, we will be focused on executing these new practices, which include:

•                        A more balanced operating model that allows our funeral home managing partners to make local decisions guided by operating and financial standards based upon best practices of our best businesses.

•                        Incentives for our funeral home managing and regional partners aligned with our standards that give our partners the opportunity to be compensated at close to the same level as if they owned the business.

•                        A renewed focus on having the right local leadership in place to execute the new operating model.

•                        Changes to our Cycle of Service model to ensure that we build a meaningful and lasting relationship with each client family.

•                        Improvements in the presentation and packaging of our services and merchandise. We are also reworking our supplier arrangements to improve our merchandise selection and margins.

•                        Targeted reviews of our systems and support services to improve effectiveness and decrease overhead costs.

We expect that these changes will result in improvements in our operating and financial performance during 2004. We will report progress to you during the year,” stated Mr. Payne.

In addition, Carriage has updated the Long-Term Base Case Scenario included in its Company and Investment Profile as follows:

Long-Term Base Case Scenario

(Revised as of February 19, 2004)

(In Millions $, Except Per Share Data)

	Actual 12/31/03		12/31/04	12/31/05	12/31/06	12/31/07	CAGR

Revenue	150.8		153.1	158.7	162.5	166.5	2.5%

Income Before Taxes & Special Items	10.0		12.0	13.4	14.9	16.5	13.3%
Interest	17.8		17.1	16.3	15.9	15.3	-3.7%
Depreciation & Amortization	11.0		11.1	12.1	12.4	12.8	3.8%

EBITDA (Excluding Special Items)	38.8		40.2	41.8	43.2	44.6	3.6%

EPS, Diluted	0.35	(1)	0.41	0.46	0.51	0.56	12.3%

Diluted Shares Outstanding	17.8		18.1	18.3	18.5	18.7	1.3%

Cash Flow from Operations Before TIDES Deferral	11.4		16.2	16.8	18.6	20.1	15.4%

Cash Flow from Deferral of TIDES	3.3		7.0	7.5	8.1	8.7	NM

Cashflow from Operations	14.7		23.2	24.3	26.7	28.8	18.3%

Less Capital Expenditures	6.2		6.5	6.0	5.5	5.5	-3.0%

Free Cash Flow	8.5		16.7	18.3	21.2	23.3	28.8%

Plus/Minus Net Cash Taxes	0.1		0.2	4.7	5.5	6.4	NM

Pre-Tax Free Cash Flow	8.6		16.9	23.0	26.7	29.7	36.5%

Divestitures & Other	5.1		2.7	0.2	0.2	0.2	NM

Cumulative Deferral of TIDES	3.3		10.3	17.8	25.9	34.6	NM

Total Debt	135.5		116.1	97.6	76.2	52.7	-21.0%

Total Debt / EBITDA (Excluding Special Items)	3.5		2.9	2.3	1.8	1.2	-23.7%

(1) Excludes the effect of $0.02 benefit recorded in 2003 as special charges and other items.

NM = Not meaningful

Revisions to the table above related primarily to presenting the actual results for 2003, a slightly lower level of revenue for 2004 and lower depreciation due to the reduction in 2003 in the cost of a prior acquisition. Cash flow from operations in 2004 increased by $1.0 million because we assumed no federal income taxes will be paid in 2004 partially offset by uses of working capital. Proceeds from divestitures for the year 2004 have been reduced by $1.1 million. As a result of these revisions, the expected debt balance as of December 31, 2004 increased by $4.2 million. No changes were made to the Base Case Scenario assumptions for the years 2005 to 2007.

Fourth Quarter Conference Call Information

Carriage Services has scheduled a conference call today at 10:30 a.m. eastern time.  To participate in the call, dial 303-262-2144 at least ten minutes before the conference call begins and ask for the Carriage Services conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 26, 2004.  To access the replay, dial 303-590-3000 and enter the pass code 568898.

Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call.  For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Carriage Services is the fourth largest publicly traded death care company.  As of February 19, 2004, Carriage operates 139 funeral homes and 30 cemeteries in 29 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2002, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.   The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company.  A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.

- tables to follow -

CARRIAGE SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended		For the twelve Months Ended
	12/31/02	12/31/03	12/31/02	12/31/03

Funeral revenues	$30,239	$29,798	$119,299	$115,737
Funeral costs and expenses	22,005	22,013	84,924	86,202
Funeral gross profit	8,234	7,785	34,375	29,535
Funeral gross margin	27.2%	26.1%	28.8%	25.5%

Cemetery revenues	9,043	8,751	34,877	35,086
Cemetery costs and expenses	6,501	6,710	26,164	25,927
Cemetery gross profit	2,542	2,041	8,713	9,159
Cemetery gross margin	28.1%	23.3%	25.0%	26.1%

Total revenues	39,282	38,549	154,176	150,823
Total costs and expenses	28,506	28,723	111,088	112,129
Total gross profit	10,776	9,826	43,088	38,694
Total gross margin	27.4%	25.5%	27.9%	25.7%

General and administrative expenses	2,392	3,153	10,815	10,861
Special Charges & Other	335	(43)	361	(577)

Operating income	8,049	6,716	31,912	28,410
Operating margin	20.5%	17.4%	20.7%	18.8%

Interest expense, Debt	3,577	2,720	13,053	11,066
Interest expense, TIDES	1,674	1,713	6,697	6,745
Total interest expense and financing costs	5,251	4,433	19,750	17,811

Income before income taxes	2,798	2,283	12,162	10,599

Provision for income taxes before the reduction of the deferred tax asset valuation allowance	1,077	856	4,684	3,974

Net income before the reduction of the deferred tax asset valuation allowance	1,721	1,427	7,478	6,625

Reduction in the deferred tax asset valuation allowance	—	—	(12,800)	—

Net income for common stockholders	$1,721	$1,427	$20,278	$6,625

Basic earnings per share:
Net income before reduction of deferred tax valuation allowance	$0.10	$0.08	$0.45	$0.38
Reduction of deferred tax valuation allowance	0.00	0.00	0.76	0.00
Net income	$0.10	$0.08	$1.21	$0.38

Diluted earnings per share:
Net income before reduction of deferred tax valuation allowance	$0.10	$0.08	$0.43	$0.37
Reduction of deferred tax valuation allowance	0.00	0.00	0.73	0.00
Net income	$0.10	$0.08	$1.16	$0.37

Weighted average number of common shares outstanding:
Basic	17,073	17,545	16,973	17,444
Diluted	17,450	17,866	17,433	17,808

CARRIAGE SERVICES, INC.

Selected Balance Sheet Data and

Reconciliation of Non-GAAP Financial Measures

December 31, 2003

(unaudited)

(in thousands, except days sales and debt ratios)

	12/31/2002	12/31/2003
Selected Balance Sheet Data:
Working Capital	$(1,580)	$(20,028	)(2)
Total Assets	703,754	699,586
Total Debt and Contingent Obligations	149,094	135,479
Total Convertible Preferred Securities	90,193	90,327
Total Stockholders’ Equity	98,091	105,930

Days sales in funeral accounts receivable	27.1	25.3
Debt to total capitalization(1)	44.2	40.8
Debt to EBITDA (rolling twelve months)(1)	3.49	3.44

(1)          -                    Debt is outstanding debt at balance sheet date. Convertible preferred securities are classified as equity.

(2)          -                    Primarily attributable to the classification of the Series A Senior Notes in the current liability section for the 2003 period.

Reconciliation of Non-GAAP Financial Measures

	Three months Ended 12/31/03	Year ended 12/31/2003

Cash provided by operating activities	$4,422	$14,680
Less capital expenditures	(1,123)	(6,204)
Free Cash Flow	$3,299	$8,476

Income before income taxes	$2,283	$10,599
Interest expense	4,433	17,811
Depreciation and amortization	2,723	11,022
EBITDA	$9,439	$39,432

	Income Before Taxes	Net Income	Diluted EPS
Reconciliation of earnings before special items to net income for the year 2003:
Net income, excluding special items	$10,022	$6,264	$0.35
Gains from sales of business assets	1,156	723	0.04
Loss on termination of lease	(432)	(270)	(0.02)
Early termination of credit facility	(147)	(92)	—
Net income	$10,599	$6,625	$0.37